Exhibit 99.1

Caesars Entertainment Reports Record Results for First Quarter of 2005

    LAS VEGAS--(BUSINESS WIRE)--April 21, 2005--Caesars Entertainment Inc. (NYSE:CZR) today reported financial results for the first quarter of 2005, including an all-time record for quarterly EBITDA from continuing operations.

    First quarter 2005 results

    For the first quarter of 2005, Caesars Entertainment reported net income of $50 million, or $0.16 per fully diluted share. That compares to a net income of $71 million, or $0.23 per fully diluted share, for the first quarter of 2004.
    Adjusted net income for the quarter was $82 million, or $0.25 per diluted share - $0.03 per share above the consensus of analysts' estimates. First quarter adjusted net income excluded $155 million in merger costs related to the company's pending acquisition by Harrah's Entertainment, mainly related to a stock option cash-out program established under the company's 1998 stock option plan. Adjusted net income also excluded $4 million in operating results, net of tax, from properties scheduled to be sold (classified as "discontinued operations"); a $68-million after-tax gain related to the sale of the company's interests in the Caesars Gauteng casino resort in South Africa (also classified as "discontinued operations") and $1 million in pre-opening expense.
    Adjusted net income for the first quarter of 2004 was $61 million, or $0.20 per diluted share. In that quarter, adjusted net income excluded $10 million in operating results net of tax from properties held for sale, which were included in discontinued operations.
    Net revenue for the first quarter of 2005 was $1.096 billion, up two percent from $1.075 billion in the first quarter of 2004. First quarter EBITDA - earnings before interest, taxes, depreciation and amortization and charges (and after corporate expense) - was $302 million, an all-time quarterly record for EBITDA from continuing operations. EBITDA for the first quarter of 2004 was $291 million. The EBITDA margin before corporate expense was 29 percent.
    (Throughout this press release, results from the Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe and Caesars Gauteng are treated as "discontinued operations" for the current and comparative year-ago period. Results from those properties are excluded from such financial measures as net revenue, EBITDA, operating income, interest expense and others. The company announced last year that it had entered into definitive agreements to sell its interests in each of those properties in 2005. The company completed the sale of its interests in Caesars Gauteng on March 31, 2005. Results from the Las Vegas Hilton, which the company sold in June 2004, are excluded from comparative results for the first three months of 2004.)

    Record EBITDA on Las Vegas Strip

    "Our robust first quarter performance was driven by the continuing strength of our Las Vegas Strip properties, which together reported record EBITDA; year-over-year gains in the Mid-South and overall margin improvement resulting from our ongoing efforts to reduce expenses and increase efficiency," said Caesars Entertainment President and Chief Executive Officer Wallace R. Barr. "As we move toward the scheduled completion of our acquisition by Harrah's Entertainment, we know that we have put in place a strong portfolio of first class casino resorts that are well positioned to continue their remarkable success under a new owner," Barr added.

    First quarter highlights

    -- Western Region EBITDA rose seven percent, to $159 million, up from $149 million in the first quarter of 2004. On the Las Vegas Strip, all-time record results were driven by improved room rates - including higher cash room rates, which rose 13 percent - and the continuing strength of the company's flagship property, Caesars Palace.

    -- In the Eastern Region, EBITDA was $66 million, down 13 percent from $76 million reported in the first quarter of 2004. Poor weather in January and increased competition in the market affected results.

    -- The Mid-South Region recorded EBITDA of $65 million, up five percent from $62 million in the first quarter of 2004. The regional improvement was due to a nine percent EBITDA increase at the company's Mississippi casino resorts.

    -- The company on March 31 completed the sale of its ownership and management interests in the Caesars Gauteng casino resort near Johannesburg, South Africa to Peermont Global Limited, a South African luxury hotel and casino company, and Peermont's economic empowerment partner, Marang (East Rand) Gaming Investments for approximately $145 million. Net after-tax cash proceeds from the sale were approximately $100 million.

    -- In Philadelphia, the company completed the purchase of approximately 30 acres of land along the Delaware River waterfront for the construction of a planned slot casino property. Construction, which would include 18 acres of the property, is contingent upon license approval by the newly-created Pennsylvania Gaming Commission.

    -- In New York, the Saint Regis Mohawk Tribe signed an historic land claim settlement with Governor George Pataki, removing a major obstacle to an agreement - or compact - with the state that would authorize the Tribe to proceed with the construction of the planned Mohawk Mountain Casino Resort in the Catskill Mountains, about 90 miles north of New York City. The casino resort would be owned by the Tribe and managed by Caesars Entertainment.

    -- As part of its strategy to harness leading-edge technology to improve the efficiency of its casino operations, the company won approval from New Jersey regulators to install the state's first all-digital, casino floor video recording system at its Bally's Atlantic City casino resort. Replacing all analog video tape recorders with compact digital recorders that use computer hard drives will enable the company to more efficiently store and retrieve critical casino surveillance video.

    -- In a continuing commitment to offer guests premier gaming options with impressive payouts, the company debuted an exclusive line of Million Dollar Connection progressive slots, created for the company by Bally Gaming and Systems (NYSE:
        AGI). The progressive jackpots begin at $1 million and accumulate across Caesars casino resorts within each gaming jurisdiction.

    -- The company was named Corporation of the Year by Las Vegas Asian Chamber of Commerce, recognizing its efforts to promote diversity in its management team, its workforce and in its roster of vendors and suppliers.

    -- "Training" magazine recognized the company for its extensive employee training programs, naming those programs among the "Top 100" in the United States.

    Western Region

    EBITDA for the Western Region's casino resorts was $159 million in the first quarter of 2005, up seven percent from $149 million in the year-ago quarter, driven by strength in Las Vegas. Caesars' Las Vegas Strip casino resorts posted a 13 percent increase in cash room rates, compared to the previous year's quarter.
    At Caesars Palace, net revenue in the quarter was $170 million, compared to $172 million in the first quarter of 2004. EBITDA was a record $51 million - the highest quarterly EBITDA ever generated by the property - up from the previous record of $47 million set in the first quarter of 2004.
    Lower slot and table volumes (excluding baccarat) and lower table hold resulted in a nine percent decline in gaming win. Slot win rose five percent in the quarter. RevPAR grew nine percent, to $170, on the strength of a 19 percent increase in average cash room rate. The average cash room rate for the first quarter of 2005 was $195, setting a new record, up from $164 in the first quarter of 2004.
    At Paris Las Vegas, first quarter EBITDA was $41 million, compared to $43 million in the first quarter of 2004. Net revenue was $114 million, compared to $116 million in the year-ago quarter. Gaming win declined 16 percent as a result of lower gaming volumes and a lower table hold percentage. RevPAR grew five percent, driven by a nine percent increase in the average cash room rate.
    First quarter EBITDA for Bally's Las Vegas was $27 million, up 29 percent from the $21 million reported in the year-ago quarter. Net revenue was $80 million, up from $75 million in the first quarter of 2004. Gaming win rose two percent, while RevPAR rose seven percent due to higher room rates. The average cash room rate increased 10 percent.
    The Flamingo Las Vegas reported first quarter EBITDA of $32 million, up from $30 million in the first quarter of 2004. Net revenue was $92 million, up from $91 million in the year-ago quarter. A nine percent decline in gaming win on lower volumes was more than offset by a nine percent increase in RevPAR. The average cash room rate increased 17 percent, to $110.
    Other Nevada properties - the Reno Hilton and Flamingo Laughlin - recorded combined EBITDA of $8 million in the first quarter, even with the first quarter of 2004.

    Eastern Region

    EBITDA from Caesars' two Atlantic City casino resorts (the company's management agreement with Dover Downs ended on December 31,
2004) was $66 million, down 13 percent from the $76 million reported for the first quarter of 2004. (The year-ago figure included $1 million in results from Dover Downs). On a combined basis, gaming volumes at the two properties declined eight percent. Lower results were attributable to poor weather in January and increased competition in the market.
    At Bally's Atlantic City, EBITDA for the first quarter was $33 million, down from $38 million in the first quarter of 2004. Net revenue was $146 million, compared to $155 million in the year-ago quarter. Gaming win declined seven percent, the result of a nine percent decline in volume. RevPAR declined four percent from the first quarter of 2004 because of lower occupancy.
    First quarter EBITDA for Caesars Atlantic City was $33 million, down from $37 million in the year-ago period. Net revenue at the property was $116 million, down from $119 million for the first quarter of 2004. Gaming win declined three percent due to a decline in gaming volume. RevPAR rose four percent on a five percent increase in the average cash room rate.
    Because operating results from the Atlantic City Hilton are classified as "discontinued operations," they are not included in reported results for Atlantic City in the current or prior year. Net revenue at the Atlantic City Hilton declined 13 percent to $59 million and EBITDA was $2 million in the quarter compared to $11 million in the first quarter last year. Gaming win declined 11 percent due to lower gaming volumes and hold percentage.

    Mid-South Region

    Caesars Entertainment casino resorts in Indiana and Mississippi reported first quarter EBITDA of $65 million, up five percent from the $62 million reported in the first quarter of 2004. The company's Mississippi casinos drove regional results with a nine percent increase in EBITDA.
    At Caesars Indiana, EBITDA and net revenue were down because of January flooding along the Ohio River, which caused the property to close for nearly ten days. EBITDA was $18 million, off from $19 million in the year-ago quarter. Net revenue was $73 million, compared to $79 million in the first quarter of 2004. Gaming win dropped six percent and RevPAR declined four percent. The average cash room rate rose 13 percent.
    In the first quarter, Grand Casino Biloxi reported EBITDA of $17 million, up from $15 million in the first quarter of 2004. Net revenue rose $2 million, to $64 million. RevPAR grew 32 percent on the strength of higher rates and occupancy. The average cash room rate was up 12 percent. Gaming win was up two percent on a one percent increase in gaming volume.
    First quarter EBITDA at Grand Casino Gulfport was $10 million, down from $11 million in the first quarter of 2004. Net revenue was $47 million, even with the prior year. Lower gaming volumes resulted in a three percent decline in gaming win. Higher room rates and occupancy drove a 19 percent increase in RevPAR. The average cash room rate rose 18 percent in the quarter.
    In Northern Mississippi, Grand Casino Tunica reported EBITDA of $12 million, up from $10 million in the first quarter of 2004. Net revenue was $54 million, compared to $53 million in the first quarter of 2004. RevPAR rose 10 percent, while gaming win declined one percent because of a lower slot hold percentage.
    Results for Bally's Tunica are included in "discontinued operations." During the quarter, Bally's Tunica generated $17 million in net revenue and $5 million in EBITDA, both even with the year-ago quarter.

    International

    In the first quarter, the company's international properties reported combined EBITDA of $24 million, up from $15 million in the first quarter of the previous year. The improved results were driven by a $10 million year-over-year increase in EBITDA at the Conrad Punta del Este casino resort in Uruguay, attributable to the consolidation of the resort's operating results beginning in September 2004.
    On March 31, 2005, the company sold its ownership and management interests in the Caesars Gauteng casino resort, near Johannesburg, South Africa. For the periods reported, the revenue, expenses, EBITDA and gain on sale associated with this property are included in "discontinued operations."

    Capital expenditures

    The company invested $227 million of capital during the first quarter of 2005. Maintenance capital expenditures were $32 million and investments in growth projects were $125 million. The company also invested $70 million to purchase its partners' interest in the Caesars Indiana casino resort. Investments made in growth projects during the quarter included $66 million for the new luxury room tower and additional meeting space at Caesars Palace; $44 million to complete the purchase of land in Philadelphia for the planned casino project and $9 million at Caesars Atlantic City for a new parking garage.
    The company currently expects to spend approximately $662 million on capital investments in 2005. This includes maintenance capital investments of $239 million and growth capital of $423 million, including the Caesars Indiana buy-out and the Philadelphia land purchase.
    The 2005 growth capital budget includes $215 million for the new room tower and meeting space at Caesars Palace; $33 million for a new parking garage adjacent to Caesars Atlantic City; $24 million to construct a pedestrian bridge and other projects at Caesars Atlantic City in anticipation of the opening of The Pier at Caesars and $15 million related to development of the Mohawk Mountain Casino Resort in New York State.

    Other items

    Depreciation and Amortization in the first quarter was $97 million, compared to $101 million in the first quarter of 2004.
    There was $1 million in pre-opening expense in the quarter related to the construction of the new luxury hotel rooms and convention and meeting space at Caesars Palace.
    Total merger-related costs of $155 million include approximately $143 million in cash proceeds distributed to stock plan participants who elected to participate in a cash-out option available to them under the company's 1998 stock option plan. The cash-out option became available to the plan participants as a result of shareholder approval of the Harrah's acquisition at a special meeting on March 11, 2005 at Caesars Palace.
    Corporate expense in the first quarter was $12 million, compared to $11 million in the first quarter of 2004.
    Equity in earnings of unconsolidated affiliates, which consists primarily of the company's share of income from Casino Windsor, was $1 million. In the first quarter of 2004, when this item also included results of Conrad Punta del Este in Uruguay, the item totaled $5 million.
    Because of the reorganization of the Punta del Este casino resort, Caesars Entertainment's ownership stake in the property increased from approximately 46 percent to approximately 86 percent, requiring the consolidation of results beginning in September 2004. Results from Caesars Gauteng, also previously reported in this line item, now are included in discontinued operations for the periods reported.
    Net interest expense in the quarter was $66 million, compared to $71 million in the first quarter of 2004. Capitalized interest was $5 million in the first quarter, compared to $1 million in the year-ago quarter. There was $1 million in interest income in the quarter, even with the previous year.
    The $3 million in tax expense reported for the quarter was due to the impact of merger costs on operating income and the non-deductibility of certain merger-related expenses. Excluding the effect of merger costs, the effective tax rate on continuing operations in the quarter was 38.9 percent, compared to 46.6 percent in the first quarter of 2004.
    Discontinued operations includes operating results net of tax for the Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe and Caesars Gauteng and the after-tax gain from the March 31, 2005 sale of our interests in Caesars Gauteng. Results for the Las Vegas Hilton for the first quarter of 2004 also are included in "discontinued operations."
    There were no share repurchases in the quarter.

    Balance sheet

    As of March 31, 2005, the company had a cash balance of $216 million, which consisted primarily of funds held in the company's casinos.
    The company had a debt balance of $4.1 billion and $1.2 billion available on its credit facilities on March 31, 2005, subject to covenant restrictions. The company has no debt maturities until December 2005.
    The number of diluted shares outstanding was 315 million at the end of the first quarter. Normally, the diluted shares outstanding would have been 322 million for the quarter ended March 31, 2005. However, the additional shares were excluded from the EPS calculation as required by Statement of Financial Accounting Standards No. 128 because including the additional shares would have had an anti-dilutive effect on earnings from continuing operations. The number of diluted shares outstanding at the end of the first quarter of 2004 was 310 million.

    Guidance

    Consistent with the practice of other large-cap gaming companies, Caesars Entertainment does not provide quarterly or annual earnings guidance.

    Non-GAAP financial measures

    Adjusted net income, adjusted earnings per share and EBITDA are non-GAAP financial measurements. EBITDA is earnings before interest, taxes, depreciation and amortization (including depreciation from unconsolidated subsidiaries), pre-opening expense, merger costs, asset impairments, write-downs, contract and litigation settlements, investment gains and losses, discontinued operations and other non-recurring items.
    Adjusted net income, adjusted earnings per share and EBITDA are presented as supplemental disclosures because this is how the company reviews and analyzes its performance and the performance of its properties. These measures are used widely within the gaming industry as indicators of performance and of the value of gaming companies.
    This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, such as operating income, net income or net cash provided by operating activities.
    Caesars Entertainment's calculation of adjusted net income, adjusted earnings per share and EBITDA may be different from the calculation used by other companies and therefore comparability may be limited. The company has included schedules in the tables that accompany this release that: 1) Reconcile EBITDA to operating income and net income and 2) Reconcile net income to adjusted net income.

    Investor information

    Investors with questions regarding this earnings release should contact Vice President for Treasury and Investor Relations Josh
Hirsberg by telephone at 702.699.5269 or by e-mail at hirsbergj@caesars.com. As previously announced, the company will not host a conference call to discuss first quarter earnings.

    Annual shareholders meeting

    The Board of Directors has established June 24, 2005 as the date of the regular annual shareholders meeting, which will be held at 8 a.m. PDT at Caesars Palace in Las Vegas. The record date for the meeting is April 25, 2005. However, if the Harrah's-Caesars merger is completed before June 24, 2005, it will not be necessary to have the annual shareholders meeting and it will be canceled.

    About Caesars Entertainment

    Caesars Entertainment, Inc. (NYSE:CZR) is one of the world's leading gaming companies. With annual revenue of $4.2 billion, 26 properties on three continents, nearly 26,000 hotel rooms, two million square feet of casino space and 50,000 employees, the Caesars portfolio is among the strongest in the industry. Caesars casino resorts operate under the Caesars, Bally's, Flamingo, Grand Casinos, Hilton and Paris brand names. The company has its corporate headquarters in Las Vegas.
    The company's Board of Directors in July 2004 accepted an offer from Harrah's Entertainment, Inc. to acquire the company for approximately $1.9 billion in cash and 67.9 million shares of Harrah's common stock. Shareholders of both companies approved the merger in separate meetings on March 11, 2005. The transaction is contingent on approval by federal and state regulatory agencies and is expected to close in the second quarter of 2005.
    Additional information on Caesars Entertainment can be accessed through the company's Web site at www.caesars.com.

    Safe Harbor

    This document includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance, and future financial results of Caesars and Harrah's anticipated acquisition of Caesars. These forward-looking statements are based on current expectations and projections about future events.
    Readers are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance or results of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the SEC (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein): financial community and rating agency perceptions of Caesars, the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively consummate Harrah's acquisition of Caesars and integrate Caesars properties into Harrah's operations; the loss of Caesars personnel in connection with Harrah's acquisition of Caesars; access to available and feasible financing, including financing for Harrah's acquisition of Caesars, on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and revenue; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

                       (Financial tables follow)


                      CAESARS ENTERTAINMENT, INC.
                   Summary Statements of Operations
            (Amounts in millions, except per share amounts)
                              (unaudited)

                                                    Three Months Ended
                                                         March 31,
                                                    ------------------
                                                      2005      2004
                                                    --------  --------

Net revenue                                          $1,096    $1,075
                                                    --------  --------

Operating costs and expenses                            783       779
Depreciation and amortization                            97       101
Pre-opening expense                                       1         -
Merger costs                                            155         -
Corporate expense                                        12        11
                                                    --------  --------
  Total costs and expenses                            1,048       891
                                                    --------  --------

Equity in earnings of unconsolidated affiliates           1         5
                                                    --------  --------

Operating income                                         49       189

Net interest expense                                     66        71
                                                    --------  --------
Income (loss) from continuing operations before
 taxes and minority interest                            (17)      118

Income tax provision                                      3        55
Minority interest, net                                    2         2
                                                    --------  --------
Income (loss) from continuing operations                (22)       61

Discontinued operations
Income from discontinued operations (including
 $68 million gain on the sale of our interests in
 Caesars Gauteng), net of taxes (1)                      72        10
                                                    --------  --------
Net income                                              $50       $71
                                                    ========  ========
Basic and diluted earnings (loss) per share
  Income (loss) from continuing operations           $(0.07)    $0.20
  Discontinued operations, net of taxes (1)            0.23      0.03
                                                    --------  --------
  Net income                                          $0.16     $0.23
                                                    ========  ========

Weighted average shares outstanding
  Basic                                                 315       306
  Diluted                                               315       310

-------------------------------------------------
(1) Discontinued operations include the results of Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe and our interests in Caesars Gauteng for all periods presented and the results of the Las Vegas Hilton in the prior period.


                      CAESARS ENTERTAINMENT, INC.
                    Property Operating Information
                         (Amounts in millions)
                              (unaudited)

                                    Three Months Ended
                                      March 31, 2005
                  ----------------------------------------------------
                                      Deprecia-
                                      tion and     Pre-
                      Net   Operating   Amor-    opening Merger
                    Revenue  Income   tization   Expense Costs  EBITDA
                   -------- --------- ---------- ------- ------ ------
WESTERN REGION
 Caesars Las Vegas    $170       $39       $11       $1     $-    $51
 Paris Las Vegas       114        34         7        -      -     41
 Bally's Las Vegas      80        19         8        -      -     27
 Flamingo Las
  Vegas                 92        25         7        -      -     32
 Reno Hilton            33         1         2        -      -      3
 Flamingo Laughlin      27         4         1        -      -      5
                   -------- --------- ---------- ------- ------ ------
                       516       122        36        1      -    159
                   -------- --------- ---------- ------- ------ ------
EASTERN REGION
 Bally's Atlantic
  City                 146        19        14        -      -     33
 Caesars Atlantic
  City                 116        23        10        -      -     33
 Dover Downs             -         -         -        -      -      -
                   -------- --------- ---------- ------- ------ ------
                       262        42        24        -      -     66
                   -------- --------- ---------- ------- ------ ------
MID-SOUTH REGION
 Grand Biloxi           64        12         5        -      -     17
 Grand Tunica           54         6         6        -      -     12
 Caesars Indiana        73        11         7        -      -     18
 Grand Gulfport         47         6         4        -      -     10
 Sheraton Tunica        21         6         3        -      -      9
 Regional Overhead       -        (1)        -        -      -     (1)
                   -------- --------- ---------- ------- ------ ------
                       259        40        25        -      -     65
                   -------- --------- ---------- ------- ------ ------

INTERNATIONAL and
 Other                  59        14        10        -      -     24

CORPORATE and
 Other                   -      (169)        2        -    155    (12)
                   -------- --------- ---------- ------- ------ ------

  TOTAL             $1,096       $49       $97       $1   $155   $302
                   ======== ========= ========== ======= ====== ======

NOTE: All Property Operating Information excludes the results of the Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe, our interests in Caesars Gauteng, and the Las Vegas Hilton (2004 only) which are classified as discontinued operations for all periods presented.


                                    Three Months Ended
                                      March 31, 2004
                   ---------------------------------------------------
                                                   Deprecia-
                                       Deprecia-   tion from
                                       tion and    Unconsoli-
                       Net   Operating   Amor-       dated
                     Revenue  Income   tization    Affiliates   EBITDA
                    -------- --------- --------- -------------- ------
WESTERN REGION
 Caesars Las Vegas     $172       $34       $13             $-    $47
 Paris Las Vegas        116        35         8              -     43
 Bally's Las Vegas       75        12         9              -     21
 Flamingo Las Vegas      91        24         6              -     30
 Reno Hilton             33         -         3              -      3
 Flamingo Laughlin       28         4         1              -      5
                    -------- --------- --------- -------------- ------
                        515       109        40              -    149
                    -------- --------- --------- -------------- ------
EASTERN REGION
 Bally's Atlantic
  City                  155        24        14              -     38
 Caesars Atlantic
  City                  119        26        11              -     37
 Dover Downs              1         1         -              -      1
                    -------- --------- --------- -------------- ------
                        275        51        25              -     76
                    -------- --------- --------- -------------- ------
MID-SOUTH REGION
 Grand Biloxi            62        10         5              -     15
 Grand Tunica            53         4         6              -     10
 Caesars Indiana         79        12         7              -     19
 Grand Gulfport          47         7         4              -     11
 Sheraton Tunica         20         5         3              -      8
 Regional Overhead        -        (1)        -              -     (1)
                    -------- --------- --------- -------------- ------
                        261        37        25              -     62
                    -------- --------- --------- -------------- ------

INTERNATIONAL and
 Other                   24         5         9              1     15

CORPORATE and
 Other                    -       (13)        2              -    (11)
                    -------- --------- --------- -------------- ------

   TOTAL             $1,075      $189      $101             $1   $291
                   ========= ========= ========= ============== ======

 NOTE: All Property Operating Information excludes the results of the Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe, our interests in Caesars Gauteng, and the Las Vegas Hilton (2004 only) which are classified as discontinued operations for all periods presented.


                      CAESARS ENTERTAINMENT, INC.
                    Property Operating Information
                              (unaudited)

                                       Three Months Ended
                                         March 31, 2005
                         ---------------------------------------------

                         Table   Occupancy  APR (1) ADR (2) RevPAR (3)
                         Hold %       %
                         ------- ---------- ------- ------- ----------
WESTERN REGION
  Caesars Palace           16.1%      92.6%   $195    $184       $170
  Paris Las Vegas          15.7%      91.1%   $165    $160       $145
  Bally's Las Vegas        15.6%      92.6%   $129    $123       $114
  Flamingo Las Vegas       17.3%      87.4%   $110    $108        $94
  Reno Hilton              15.6%      79.1%    $73     $73        $58
  Flamingo Laughlin        18.3%      87.4%    $31     $30        $26
                         ------- ---------- ------- ------- ----------
                           16.1%      88.7%   $124    $119       $106
                         ------- ---------- ------- ------- ----------

EASTERN REGION
  Bally's Atlantic City    16.7%      88.2%   $104     $79        $70
  Caesars Atlantic City    17.8%      93.2%   $107     $92        $85
                         ------- ---------- ------- ------- ----------
                           17.2%      90.2%   $105     $84        $76
                         ------- ---------- ------- ------- ----------

MID-SOUTH REGION
  Grand Biloxi             17.4%      97.5%    $82     $81        $79
  Grand Tunica             18.3%      79.4%    $57     $55        $44
  Caesars Indiana          17.1%      81.7%    $97     $96        $79
  Grand Gulfport           20.6%      95.5%    $66     $60        $57
  Sheraton Tunica          18.8%      97.4%    $73     $68        $66
                         ------- ---------- ------- ------- ----------
                           18.1%      88.8%    $71     $69        $61
                         ------- ---------- ------- ------- ----------

NOTE: All Property Operating Information excludes the results of the Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe, our interests in Caesars Gauteng, and the Las Vegas Hilton (2004 only) which are classified as discontinued operations for all periods presented.

(1) APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.

(2) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3) RevPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.


                      CAESARS ENTERTAINMENT, INC.
                    Property Operating Information
                              (unaudited)

                                       Three Months Ended
                                         March 31, 2004
                         ---------------------------------------------

                         Table  Occupancy % APR (1) ADR (2) RevPAR (3)
                         Hold %
                         ------ ----------- ------- ------- ----------
WESTERN REGION
  Caesars Palace          18.2%       97.1%   $164    $160       $156
  Paris Las Vegas         18.4%       94.4%   $152    $146       $138
  Bally's Las Vegas       13.9%       93.9%   $117    $114       $107
  Flamingo Las Vegas      17.6%       93.0%    $94     $92        $86
  Reno Hilton             17.8%       81.6%    $70     $70        $57
  Flamingo Laughlin       19.7%       87.7%    $29     $28        $25
                         ------ ----------- ------- ------- ----------
                          17.8%       91.9%   $110    $108        $99
                         ------ ----------- ------- ------- ----------

EASTERN REGION
  Bally's Atlantic City   16.1%       94.8%    $98     $77        $73
  Caesars Atlantic City   17.6%       96.0%   $102     $86        $82
                         ------ ----------- ------- ------- ----------
                          16.8%       95.3%   $100     $80        $77
                         ------ ----------- ------- ------- ----------

MID-SOUTH REGION
  Grand Biloxi            15.8%       96.8%    $73     $62        $60
  Grand Tunica            15.5%       73.2%    $54     $55        $40
  Caesars Indiana         17.8%       93.3%    $86     $87        $82
  Grand Gulfport          18.0%       89.2%    $56     $54        $48
  Sheraton Tunica         18.2%       98.0%    $68     $63        $62
                         ------ ----------- ------- ------- ----------
                          16.7%       86.4%    $64     $61        $53
                         ------ ----------- ------- ------- ----------

NOTE: All Property Operating Information excludes the results of the Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe, our interests in Caesars Gauteng, and the Las Vegas Hilton (2004 only) which are classified as discontinued operations for all periods presented.

(1) APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.

(2) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(3) RevPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.


                      CAESARS ENTERTAINMENT, INC.
                Reconciliation of EBITDA to Net Income
            (Amounts in millions, except per share amounts)
                              (unaudited)

                                                    Three Months Ended
                                                         March 31,
                                                    ------------------

                                                       2005      2004
                                                    ---------  -------

EBITDA(1)                                               $302     $291
  Depreciation and amortization                          (97)    (101)
  Depreciation from unconsolidated subs                    -       (1)
  Pre-opening expense                                     (1)       -
  Merger costs                                          (155)       -
                                                    ---------  -------

Operating income                                          49      189
  Net interest expense                                   (66)     (71)
  Income tax provision                                    (3)     (55)
  Minority interest, net                                  (2)      (2)
  Discontinued operations, net of taxes (2)               72       10
                                                    ---------  -------
Net income                                               $50      $71
                                                    =========  =======

Earnings per share
  Basic and Diluted                                    $0.16    $0.23

Weighted average shares outstanding
  Basic                                                  315      306
  Diluted                                                315      310

(1) EBITDA is earnings before interest, taxes, depreciation and amortization, merger costs, pre-opening, and discontinued operations.

(2) Discontinued operations include the results of the Atlantic City Hilton, Bally's Tunica, Bally's New Orleans, Caesars Tahoe, our interests in Caesars Gauteng, and the Las Vegas Hilton (2004). In 2005, discontinued operations includes a $68 million gain, net of taxes, on the sale of our interests in Caesars Gauteng.


                      CAESARS ENTERTAINMENT, INC.
          Reconciliation of Net Income to Adjusted Net Income
            (Amounts in millions, except per share amounts)
                              (unaudited)

                                                    Three Months Ended
                                                         March 31,
                                                    ------------------

                                                       2005      2004
                                                    ---------  -------

Net income                                               $50      $71
Adjustments:
  Pre-opening expense                                      1        -
  Merger costs                                           155        -
  Income taxes on adjustments                            (52)       -
  Discontinued operations, net of taxes                  (72)     (10)
                                                    ---------  -------
Adjusted net income                                      $82      $61
                                                    =========  =======

Adjusted earnings per share
  Basic                                                $0.26    $0.20
  Diluted                                              $0.25    $0.20

Weighted average shares outstanding
  Basic                                                  315      306
  Diluted                                                322      310

    CONTACT: Caesars Entertainment, Las Vegas
             Josh Hirsberg, 702-699-5269 (Investors)
             hirsbergj@caesars.com
             Robert W. Stewart, 702-699-5043 (Media)
             stewartr@caesars.com